EXHIBIT 23.3

Feldman Financial Advisors, Inc.

1725 K Street, NW - Suite 205
Washington, DC 20006
(202) 467-6862 - Fax (202) 467-6963

April 18, 2006

Board of Directors
ViewPoint Bank
1309 West 15th Street
Plano, Texas 75075

Members of the Board:

We hereby consent to the use of our firm's name in the Mutual Holding Company Reorganization Application on Form MHC-1, and amendments thereto, filed by ViewPoint Bank with the Office of Thrift Supervision. We also consent to the use of our firm's name in the Registration Statement on Form S-1, and amendments thereto, filed by ViewPoint Financial Group with the Securities and Exchange Commission. Additionally, we consent to the inclusion of, summary of, and reference to our Appraisal Report in such filings and amendments, including the Prospectus of ViewPoint Financial Group.

We further consent to reference in the aforementioned filings and amendments the summary of our opinion as to the value of subscription rights granted by ViewPoint Bank pursuant to its Plan of Reorganization and Stock Issuance.

Sincerely /s/ Feldman Financial Advisors, Inc. Feldman Financial Advisors, Inc.